EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 3/7/08
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.31%	0.31%	12.79%
Class B Units	0.29%	0.29%	12.61%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MARCH 7, 2008

Grant Park recorded small trading gains during the opening week of March.  Positions in the energy sector, stock indices and currencies provided the bulk of profits; losses came primarily from the soft/agricultural commodities sector.

Long positions in the energy sector gained ground on the back of higher oil prices.  Crude rallied more than 3% during the week, settling $3.31 higher at $105.15 per barrel after OPEC brushed off requests from energy-dependent countries to increase production.  Weakness in the US dollar also contributed to the price rise.  Long positions in heating oil and natural gas also registered gains as the continuation of frigid temperatures across the US boosted fuel demand.

Global equities markets traded lower by Friday’s close, benefiting Grant Park’s short positions in the sector.  Worries over a possible recession in the US combined with ongoing concerns as to the depth and scope of the credit crisis were the main drivers of lower stock prices.  The release of the February employment report pushed stocks lower after it showed that payrolls had shrunken by 63,000 jobs, the largest monthly decline since March, 2003.  News that home foreclosures touched record highs in the last quarter of 2007 and uncertainty surrounding the ability of some bond insurers to remain liquid added to stock market woes.

Currencies in the euro-zone gained ground against the US dollar, resulting in earnings for long positions in the sector.  The disappointing US jobs report put further pressure on the already beleaguered greenback as investors favored the Swiss franc; British pound and euro, which rallied after European Central Bank officials reiterated their willingness to combat any spike in inflation.

Lastly, long positions in the soft/agricultural commodities markets sustained losses after soybean and coffee markets closed the week at lower levels.  Analysts attributed the sell-off in grain and soft commodity markets to profit taking as some investors looked to take advantage of the recent record price rises.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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